Exhibit 99.1

Acer Therapeutics Announces Full Enrollment of Phase 2a Trial of ACER-801 (Osanetant) for Treatment of Moderate to Severe Vasomotor Symptoms Associated with Menopause

Topline trial results expected mid-March 2023

NEWTON, MA – February 13, 2023 – Acer Therapeutics Inc. (Nasdaq: ACER), a pharmaceutical company focused on the acquisition, development and commercialization of therapies for serious, rare and life-threatening diseases with significant unmet medical needs, today announced full enrollment of its Phase 2a proof of concept trial of ACER-801 (osanetant), a novel, non-hormonal, neurokinin 3 receptor (NK3R) antagonist, being investigated as a potential treatment option for moderate to severe Vasomotor Symptoms (VMS) associated with menopause. Topline results from this trial are expected in mid-March 2023.

The Phase 2a randomized, double-blind, placebo-controlled, dose-ranging trial of ACER-801 is designed to evaluate the safety, pharmacokinetics (PK) and efficacy of ACER-801 in 48 postmenopausal women aged 40-65 who experience moderate to severe hot flashes. Subjects were randomized 1:1:1:1 and receive twice daily doses of either 50mg, 100mg, 200mg of ACER-801 or placebo over a 14-day treatment period, followed by a 14-day safety follow-up assessment. Results from this trial could provide proof of concept data in postmenopausal women and could inform ACER-801 dosing and a development path forward in patients with induced Vasomotor Symptoms (iVMS).

About VMS, iVMS and ACER-801

VMS are caused by a disruption in sex hormone signaling in the brain, resulting in menopausal-like symptoms (hot flashes, night sweats, etc.) and most often occur in women during menopausal transition or in menopause (MR-VMS). VMS leads to significant impact on patient quality of life, including sleep deprivation, lack of focus, and anxiety/depression. VMS can also be induced (iVMS) by anti-androgen and anti-estrogen cancer therapies and surgical procedures altering sex hormone production.1,2 VMS are caused by low estrogen levels leading to increased stimulatory signaling of NKB on the Kisspeptin/Neurokinin B/Dynorphin (KNDy) neurons in the hypothalamus. A non-hormonal treatment to manage VMS is needed, especially in patients where estrogen is contraindicated or not well tolerated.

iVMS are well documented with the use of cancer therapies and certain surgical procedures. Symptoms such as hot flashes can appear immediately and be severe. Cancer therapy side effects can lead to treatment non-adherence which increases the mortality risk and/or shortens the time to recurrence. Acer also believes a treatment for iVMS is needed to help certain cancer patients to be more likely to start and stay on critical cancer therapies.

ACER-801 (osanetant) is a novel, non-hormonal, NK3R antagonist that could offer a potential treatment option with meaningful improvement of VMS for patients with iVMS by blocking the stimulatory signaling of NKB on the KNDy neurons. Direct human safety evidence is available from 23 completed Phase 1 and 2 studies in which approximately 400 healthy subjects and 820 patients were treated with osanetant for schizophrenia, depression and other indications. Data from these studies indicated no major safety concerns after single-dose and repeat-dose administration.3 ACER-801 is orally bioavailable4 and readily crosses the blood-brain barrier.5 Acer believes that several disorders involving the hypothalamus-pituitary-gonadal axis could be investigated for potential benefit from treatment with an NK3R antagonist.

ACER-801 is an investigational product candidate which has not been approved by FDA or any other regulatory authority. There is no guarantee that this product candidate will receive regulatory authority approval in any territory or become commercially available for any indications.

About Acer Therapeutics

Acer is a pharmaceutical company focused on the acquisition, development and commercialization of therapies for serious rare and life-threatening diseases with significant unmet medical needs. In the U.S., OLPRUVA™ (sodium phenylbutyrate) is approved for the treatment of urea cycle disorders (UCDs) involving deficiencies of carbamylphosphate synthetase (CPS), ornithine transcarbamylase (OTC), or argininosuccinic acid synthetase (AS). Acer is also advancing a pipeline of investigational product candidates for rare and life-threatening diseases, including: OLPRUVA™ (sodium phenylbutyrate) for treatment of various disorders, including Maple Syrup Urine Disease (MSUD); ACER-801 (osanetant) for treatment of Vasomotor Symptoms (VMS), Post-traumatic Stress Disorder (PTSD) and prostate cancer; EDSIVO™ (celiprolol) for treatment of vascular Ehlers-Danlos syndrome (vEDS) in patients with a confirmed type III collagen (COL3A1) mutation; and ACER-2820 (emetine), a host-directed therapy against a variety of viruses, including cytomegalovirus, Zika, dengue, Ebola and COVID-19. For more information, visit www.acertx.com.

References

1.

Kotsopoulos J, Huzarski T, Gronwald J, Moller P, Lynch HT, Neuhausen SL, et al. Hormone replacement therapy after menopause and risk of breast cancer in BRCA1 mutation carriers: a case-control study. Breast Cancer Research and Treatment 2016;155(2):365–73.

2.	Guidozzi F. Hormone therapy after prophylactic risk-reducing bilateral salpingo-oophorectomy in women who have BRCA gene mutation. Climacteric 2016;19(5): 419–22.

3.	Meltzer H, et al. Placebo-controlled evaluation of four novel compounds for the treatment of schizophrenia and schizoaffective disorder. June 2004; 161(6):975-84.
4.	Single and Repeated Ascending Oral Dose Tolerability Study of SR142801 in Healthy Male Subjects. Sanofi Clinical Study Report February 2001.
5.	Gueudet C, et al. Blockade of neurokinin3 receptors antagonizes drug-induced population response and depolarization block of midbrain dopamine neurons in guinea pigs. Synapse. 1999 Jul;33(1):71-9.

Acer Forward-Looking Statements

This press release contains “forward-looking statements” that involve substantial risks and uncertainties for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release are forward-looking statements. Examples of such statements include, but are not limited to, statements about the continued development of ACER-801 for treatment of iVMS and our expected 2023 milestones. Our pipeline products (including ACER-801) are under investigation and their safety and efficacy have not been established and there is no guarantee that any of our investigational products in development will receive health authority approval or become commercially available for the uses being investigated. We may not actually achieve the plans, carry out the intentions or meet the expectations or projections disclosed in the forward-looking statements and you should not place undue reliance on these forward-looking statements. Such statements are based on management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, the availability of financing to fund our pipeline product development programs and general corporate operations as well as risks related to drug development and the regulatory approval process, including the timing and requirements of regulatory actions. We disclaim any intent or obligation to update these forward-looking statements to reflect events or circumstances that exist after the date on which they were made. You should review additional disclosures we make in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. You may access these documents for no charge at http://www.sec.gov.

Corporate and IR Contact

Jim DeNike

Acer Therapeutics Inc.

jdenike@acertx.com

+1-844-902-6100

Nick Colangelo

Gilmartin Group

nick@gilmartinIR.com

+1-332-895-3226